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Exhibit 23.02

Consent of KPMG LLP, Independent Auditors

The Board of Directors
Versant Corporation:

        We consent to the incorporation by reference in the registration statement on Form S-8 of Versant Corporation of our report dated November 26, 2002, with respect to the consolidated balance sheet of Versant Corporation as of October 31, 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, and the related financial statement schedule, which report appears in the October 31, 2002 annual report on Form 10-K of Versant Corporation.

                      /s/ KPMG LLP

Mountain View, California
August 11, 2003

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  Exhibit 23.02
Consent of KPMG LLP, Independent Auditors